EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MONDAY, JULY 31, 2006

CONTACTS:

Bill Hodges Chief Financial Officer 919-913-1030	Fran Barsky Director, Investor Relations 919-913-1044

POZEN TO SUBMIT FULL RESPONSE TO TREXIMA™ APPROVABLE LETTER DURING THE FOURTH QUARTER

Chapel Hill, N.C., July 31, 2006 — POZEN Inc. (NASDAQ: POZN) announced today that they plan to submit a full response to the Approvable letter for Trexima during the fourth quarter of 2006. The full response will include additional safety information. This action comes after POZEN and GlaxoSmithKline met jointly with the U.S. Food and Drug Administration (FDA) to discuss and reach agreement on the proposed plan for responding to the Approvable letter. The FDA will have up to six-months to review the information contained in the full response.

Dr. John R. Plachetka, POZEN’s chairman, president and chief executive officer stated, “We are very pleased to reach agreement with the FDA allowing us to make a full response in a timely manner.”

Trexima is the proposed brand name for the combination of sumatriptan succinate, formulated with RT Technology™, and naproxen sodium, in a single tablet for the acute treatment of migraine.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has a development and commercialization alliance with GlaxoSmithKline. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

-- more --

About GlaxoSmithKline

GlaxoSmithKline - one of the world’s leading research-based pharmaceutical and healthcare companies - is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For detailed company information, see GlaxoSmithKline’s website: www.gsk.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

####